EXHIBIT 23.1



CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sterling Software, Inc. (the "Company"), pertaining to the Information Advantage, Inc. 1992 Stock Option Plan and 1997 Equity Incentive Plan and the IQ Software Corporation 1993 Stock Option Plan, 1987 Stock Option Plan and 1994 Non-Employee Directors Stock Option Plan, of our report dated November 6, 1998, with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended September 30, 1998, filed with the Securities and Exchange Commission.


Dallas, Texas



September 1, 1999